Exhibit 10.31
June 19, 2009
Brad Almond

Re:	Employment Terms
Dear Brad:
This Agreement sets forth the terms and conditions regarding your continued employment with Voyager Expanded Learning, Inc. (the “Company”) and is a clarifying amendment and restatement of your employment terms letter dated March 3, 2009. Capitalized terms used in this letter and not otherwise defined herein are defined in Exhibit A.
1.	Salary
     During your employment with the Company, you will be paid a base salary (“Base Salary”) of $9,615 bi-weekly ($250,000 if annualized), payable in accordance with the regular payroll practices of the Company.
2.	Bonus
     You will be eligible to participate in the Company’s then current annual bonus plan, in accordance with the terms of such plan.
3.	Benefits
     During your employment with the Company, you will be entitled to participate in the employee retirement and welfare benefit plans and programs set forth in Exhibit C, in accordance with the terms and conditions of such programs as in effect from time to time.
4.	LTIP Awards
     You shall be entitled to cash LTIP awards equal to (i) $100,000 which shall be due November 14, 2009, and (ii) $45,000 which shall be due on November 14, 2010. If you leave the Company voluntarily without Good Reason, payments scheduled after your termination date will not be due. In the event of an involuntary termination without Cause, any unpaid amounts would become immediately payable. Payments will also accelerate and be due upon a Change of Control of the Company or your termination for Good Reason.

5.	Severance Protection
     Subject to Section 6 below, you will be entitled to the following severance benefits under this Section 5 if the Company terminates your employment without Cause or you resign for Good Reason at any time:
(a) Salary continuation in an amount equal to the sum of (i) 100% of your then current Base Salary for twelve months and (ii) an amount equal to any accrued but unused vacation days, with such payments commencing on the earliest payroll date that does not result in adverse tax consequences to you under Section 409A of the Code (“Section 409A”).
(b) Subject to your continued co-payment of premiums, continued participation for twelve months in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Section 5(b) will immediately cease. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
6.	Conditions to Receiving Severance Benefits
     Any severance benefits payable under this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from the Company or its affiliates under the Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to severance benefits under either Section 5 above and your death occurs before full payment of such severance benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Exhibit B to this Agreement to receive the severance benefits. The severance benefits under this Agreement will commence as soon as reasonably practicable after the termination of the revocation period provided in the release agreement. You shall not be required to seek other employment to mitigate damages, and any income earned by you from other employment or self-employment shall not be offset against any obligations of the Company to you under this Agreement.
7.	Change in Control of the Company Bonus
     In the event a Change in Control of the Company occurs on or before December 31, 2009, you shall be entitled to receive a change in control bonus equal to $200,000 (the “CIC Bonus”). Payment of the CIC bonus is expressly contingent on you being employed by the Company or one of its successors, or their affiliates, on March 1, 2010. In the event you voluntarily terminate your employment or are terminated for Cause prior to March 1, 2010, you shall not be entitled to receive the CIC Bonus. In the event you are terminated without Cause or you terminate for Good Reason prior to March 1, 2010, the CIC Bonus shall be paid to you on March 1, 2010.
8.	Successors and Assigns
     This Agreement shall be binding upon any successor or assign of the Company, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed to be “the Company” for purposes of this Agreement (except for purposes of determining whether there has been a Change of Control of the Company). This Section will continue to apply in the event of any subsequent merger or consolidation or transfer of assets.
9.	Company Right to Recover Payments Under This Agreement
     You hereby agree that, if it is ever determined by the Company that any action or inaction by you constituted grounds for termination for Cause, then the Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to the Company. The Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to you, or (iii) any combination of (i) and (ii) above.
10.	At Will Employment
     This Agreement does not change the at-will nature of your employment relationship with the Company.
11.	Withholding
     The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
12.	Section 409A
     The payments pursuant to this Agreement are intended to be exempt from or, comply with, the requirements of 409A and this Agreement is intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. In accordance with the preceding sentence, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. If you are a “Specified Employee” pursuant to Section 409A on the date of your Separation from Service, to the extent that any payments pursuant to this Agreement constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then to the extent required for you not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after your Separation from Service; or (ii) the date of your death. Should the preceding sentence result in payments to you at a later time than otherwise would have been made under this letter, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), the Company shall make such payments provided that any amounts that would have been paid earlier but for the application of this Section 12 shall be paid in a lump sum on the 409A Payment Date. For purposes of Section 409A, each payment installment shall be treated as a separate payment. To the extent required for payments under this Agreement to comply with or be exempt from Code Section 409A (with the intention to comply with Treasury Regulation §1.409A-3(d) with the treatment of the 38th day after termination of employment as the designated payment date), payments shall be made no sooner than the 8th day after termination of employment nor later than the 38th day after termination of employment based on when the release required by Section 6 is executed and becomes non-revocable and if such 30-day period spans two calendar years, payment shall be made in the later calendar year. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this Agreement to either party.
13.	Indemnification
     The Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company.
14.	Cooperation
     You agree to reasonably cooperate with the Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). The obligations under this Section shall survive expiration of your employment with the Company. If your cooperation under this Section is requested after your termination of employment, the Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations, and (ii) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

15.	Entire Agreement: Modification
     This Agreement contains the entire agreement between you and the Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. You acknowledge that this Agreement supercedes any and all agreements or arrangement between you and the Company including without limitation, your offer letter agreement with the Company dated November 9, 2006, your employment terms letter dated July 24, 2007, your LTIP letter dated November 14, 2007 and your employment terms letter dated March 3, 2009. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chief Executive Officer of the Company. If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.
16.	Non-Compete Agreement
     By signing this Agreement, you acknowledge that (a) the Employee Confidentiality and Restrictive Covenant Agreement dated November 13, 2006, between you and the Company (the “Non-Compete Agreement”) remains a valid and binding agreement and (b) the Non-Compete Agreement shall inure to the benefit of any successor or assign of the Company.
17.	Survival of Terms
     The provisions of Sections 5, 7, 8, 9, 12, 13, 14, 16 and the other provisions of this Agreement which by their terms contemplate survival of the termination of this Agreement, shall survive expiration of this Agreement and/or your employment with the Company and be deemed to be independent covenants.
18.	Acknowledgment
     You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

19.	Governing Law
     This Agreement is governed by the laws of Texas (excluding conflicts of laws).
We hope that these adjustments to your compensation reinforce the degree to which you are valued by the Company. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.
Best regards,
/s/ Todd W. Buchardt
Todd W. Buchardt
Vice President
Voyager Expanded Learning, Inc.
Read, accepted and agreed to this 19th day June, 2009

/s/ Brad Almond

Brad Almond

Exhibit A
DEFINITIONS
Asset Sale
“Asset Sale” means a sale, lease or transfer of all or substantially all of Voyager Learning Company’s assets to an entity less than 50% of the outstanding voting securities of which are owned in aggregate by Voyager Learning Company, its subsidiaries or any employee benefit plan of Voyager Learning Company or its subsidiaries.
Cause
“Cause” means termination of your employment with the Company or its affiliates by reason of (1) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment; (2) unreasonable neglect or refusal by you to perform your material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to you by the Company’s President at least sixty days prior to such termination identifying the manner in which the President believes that your have failed to perform and (B) you have thereafter failed to remedy such failure to perform; (3) you engage in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company or its affiliates; or (4) your conviction of or plea of guilty or nolo contendere to a felony.
Change of Control of the Company
A “Change of Control of the Company” shall occur upon any of the following events:
     (a) a consummation of any consolidation or merger of Voyager Learning Company pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a consolidation or merger of Voyager Learning Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger (other than with entities in which the holders of Voyager Learning Company’s common stock, directly, or indirectly, have at least a 50% ownership interest);
     (b) an Asset Sale; or
     (c) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Company’s Board of Directors), contested election or substantial stock accumulation (“Control Transaction”), the members of Voyager Learning Company’s Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of Voyager Learning Company’s Board of Directors.

Code
“Code” means the Internal Revenue Code of 1986, as amended.
Disability
“Disability” means a mental or physical condition which, in the opinion of the Compensation Committee of the Board of Directors of Voyager Learning Company (1) renders you unable or incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in you receiving benefits under any long term disability plan offered by Voyager Learning Company or its affiliates.
Good Reason
     “Good Reason” in all events means the occurrence of any of the following events, without your written consent: (1) you are no longer a direct report to the President, of the Company or Voyager Learning Company’s Chief Executive Officer (it being understood that a promotion or an enhancement of duties will not constitute Good Reason hereunder), (2) you are assigned any duties inconsistent in any material respect with your position, authority, duties or responsibilities, or any other action that results in a significant diminution in such position, authority, duties or responsibilities, each as in effect as of the date hereof (or such later date to the extent of any actions by the Company are consented to in writing by you), unless the action is remedied by the Company within ten days after receipt of notice thereof given by you, (3) your assignment for longer than six months to a location in excess of fifty miles from your then current office, (4) a reduction of your Base Salary or a reduction of your bonus target below 40% of your Base Salary, or (5) material failure to pay your Base Salary, bonus, equity compensation or benefits under this Agreement, unless any such action under this clause is remedied by the Company within ten business days after receipt of notice thereof given by you. For purposes of clause (5), the substitution of any benefit with any other benefit of equivalent or greater value during your employment with the Company prior to December 31, 2009 shall not constitute a material failure to pay your benefits. You acknowledge that the Company has the right to restructure and/or alter your benefits package as of January 1, 2010 and any such restructuring of benefits or amendment or termination of some or all of the benefits as of or following such date will not give you the right to terminate for Good Reason.
     Notwithstanding anything to the contrary in (a)(1) or (a)(2) above, you shall not have “Good Reason” to terminate your employment due solely to a diminution of the business of the Company or any of its affiliates, including, without limitation, a sale or other transfer of property or other assets of the Company or any of its affiliates, or a reduction in your business unit’s head count or budget.
     (c) You shall only be entitled to terminate employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company or its affiliates that constitutes Good Reason. An event shall not be deemed to constitute Good Reason if you fail to deliver notice of termination for Good Reason within one month of your actual knowledge of such event.

Exhibit B
AGREEMENT AND GENERAL RELEASE
     The Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Brad Almond (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
     1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the employment letter between Employer and Executive dated June 19, 2009 (the “Employment Letter”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.
     2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Employment Letter.
     3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for the Company, or his/her designee, or mailed to Employer, 206 E. Washington Street, Ann Arbor, MI 48104, Attn: Senior Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Texas;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
     Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Employment Letter which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.
     5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.
     6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Employment Letter. Employee also affirms Executive has no known workplace injuries.
     7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.
     8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
     9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
     10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
     11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Letter which are intended to survive termination of the Employment Letter shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Employment Letter made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
     EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
     EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.
     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

VOYAGER EXPANDED LEARNING, INC.

By:

Name:

Title:

Brad Almond

Exhibit C
BENEFITS
You shall be entitled to the following benefits while employed by the Company under this Agreement through December 31, 2009. If you remain employed after this date, the Company will inform you of the benefits you will be entitled to as of January 1, 2010.
•	You receive at Company expense Basic Term Life Insurance equal to one times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to four times Base Salary up to a maximum of $1,300,000 subject to the terms of the policy.

•	You have Short-Term Disability protection at Company expense.

•	You are covered at Company expense for Long-Term Disability benefits which will begin after you have been totally disabled for a period of six continuous months.

•	You participate in the Profit Sharing Retirement (401k) Plan.

•	You are eligible for three weeks of annual vacation, accrued at 10 hours per month, 4 floating holidays (personal days) and 8 company holidays.

•	You participate in benefit programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.

•	You are eligible to participate in Dependent Life Insurance, Voluntary Accidental Death & Dismemberment Insurance and the Group Legal Plan.

C-1